EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statements of Imation Corp. on Form S-8 (Registration Nos. 333-15273, 333-15275, 333-15277 and 333-35591) and on Form S-4 (Registration No.
         333-28837), of our report dated February 6, 1998, except for the second paragraph of Note 7, as to which the date is March 30, 1998, on our audits of the consolidated financial statements of Imation Corp. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.

                                       /s/ Coopers & Lybrand L.L.P.
                                       Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
March 31, 1998